SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                   June 26, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
    of incorporation)             File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued June 26, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT SECURES FDA CLEARANCE TO SUPPLY U. S. CUSTOMERS WITH
MOLYBDENUM FROM NETHERLANDS FACILITY

     ST. LOUIS, Mo., June 26, 1997 - Mallinckrodt Inc. (NYSE:MKG) has received clearance from the U. S. Food and Drug Administration to supply U.S. customers with molybdenum (Mo-99) manufactured at its facility in Petten, The Netherlands. Molybdenum is a metallic element used to produce technetium (Tc-99m), which is considered the workhorse of nuclear medicine and is a key component in medical imaging diagnoses performed daily in hospitals throughout the world. Millions of these procedures are performed each year.
     "Almost a decade ago, Mallinckrodt initiated significant capital investment in production facilities that would minimize our customers' risk from shortages of molybdenum," said David Morra, president of Mallinckrodt's Nuclear Medicine Division. "We're extremely pleased with the FDA's decision because these radiopharmaceutical products are used daily by our customers to provide critical diagnostic services to patients worldwide."
     FDA clearance became effective June 18. Morra said that limited production has already begun at the Petten facility and will be scaled up during the next several months, making it possible for Mallinckrodt to supply U.S. customers with product from that facility.
     Mallinckrodt manufactures molybdenum for technetium generators, which hospitals use to create single doses of radiopharmaceuticals on site. By passing saline solution through Mallinckrodt's generator, a shielded glass column containing molybdenum and technetium, physicians can have radiopharmaceuticals at their disposal at any time.
     "With this approval, we can now supply all our needs for this urgent material for the foreseeable future," Morra said. "There also is a significant cost benefit for the company since we will no longer need to purchase molybdenum from other suppliers."
     Mallinckrodt Inc. is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts and laboratory and microelectronic chemicals. Serving healthcare and specialty chemical markets worldwide, the St. Louis, Missouri-based company, with fiscal 1996 adjusted net sales of $1.75 billion, sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).

                             #  #  #


Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE:  June 26, 1997